Exhibit 99.1

Thursday, August 11, 2011

Advant-e Corporation Announces Second Quarter

2011 Results

Quarterly Revenue of $2,359,624 Increased by 1% and Net Income of

$392,460 Decreased by 2% Compared to the Second Quarter of Last Year

DAYTON, Ohio, August 11, 2011 — Advant-e Corporation (OTC Bulletin Board: ADVC) today announced financial and operating results for the second quarter of 2011. The Company provides Internet-based Electronic Data Interchange services through Edict Systems, Inc. and sells electronic document management software and services through Merkur Group, Inc. Edict Systems and Merkur Group are wholly owned subsidiaries of Advant-e Corporation.

Revenue in the second quarter of 2011 of $2,359,624 increased by 1% over revenue of $2,343,816 in the second quarter of 2010. Revenue from Edict Systems increased 7% and revenue from Merkur Group decreased 26%.

Net income in the second quarter of 2011 was $392,460, or $.006 per share, compared to net income of $399,840, or $.006 per share, in the same period in 2010. Net income from Edict increased 13% while Merkur net income decreased by 56%.

Jason K. Wadzinski, Chairman of the Board and Chief Executive Officer, stated, “This quarter was very difficult for our Merkur Group subsidiary. While Merkur contributed almost $40,000 to our net income for the second quarter, the market for their products and services continues to be challenging. We are working on expanding the focus of Merkur to provide a broader-based solution as well as a renewed focus on in-bound document processing.”

“Edict increased both revenue and net income over last year,” continued Mr. Wadzinski. “As we expand the use of our updated Web EDI platform, I believe there will be additional opportunities for growth with our existing and future customer base.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company's email is advant-e@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$2,359,624	2,343,816	4,660,044	4,537,637
Cost of revenue	976,919	921,566	1,894,811	1,855,550

Gross margin	1,382,705	1,422,250	2,765,233	2,682,087
Marketing, general and administrative expenses	787,593	815,838	1,587,050	1,674,941

Operating income	595,112	606,412	1,178,183	1,007,146
Other income, net	914	1,205	2,041	2,004

Income before income taxes	596,026	607,617	1,180,224	1,009,150
Income tax expense	203,566	207,777	402,677	345,034

Net income	$392,460	399,840	777,547	664,116

Earnings per share – basic and diluted	$.006	.006	.012	.010

Weighted average shares outstanding – basic and diluted	66,722,590	66,722,590	66,722,590	66,722,590

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30, 2011 (Unaudited)	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$3,348,296	2,963,172
Accounts receivable, net	716,456	743,020
Prepaid software maintenance costs	203,481	174,013
Prepaid expenses and deposits	179,238	99,234
Deferred income taxes	187,522	153,643

Total current assets	4,634,993	4,133,082
Software development costs, net	320,346	308,832
Property and equipment, net	162,833	228,121
Goodwill	1,474,615	1,474,615
Other intangible assets, net	202,151	244,508

Total assets	$6,794,938	6,389,158

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$119,265	79,986
Dividend payable	667,226	—
Income taxes payable	8,561	33,619
Accrued salaries and other expenses	390,683	180,311
Deferred revenue	773,062	673,810

Total current liabilities	1,958,797	967,726
Deferred income taxes	216,095	244,481

Total liabilities	2,174,892	1,212,207

Shareholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 66,722,590 shares issued and outstanding	66,723	66,723
Paid-in capital	1,936,257	1,936,257
Retained earnings	2,617,066	3,173,971

Total shareholders’ equity	4,620,046	5,176,951

Total liabilities and shareholders’ equity	$6,794,938	6,389,158

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$777,547	664,116
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	79,875	110,020
Amortization of software development costs	29,122	30,669
Amortization of other intangible assets	42,357	42,356
Loss on disposal of property and equipment	—	800
Deferred income taxes	(62,265)	(30,105)
Increase (decrease) in cash and cash equivalents arising from changes in assets and liabilities:
Accounts receivable	26,564	(161,290)
Prepaid software maintenance costs	(29,468)	(29,010)
Prepaid expenses and deposits	(80,004)	28,354
Prepaid income taxes	—	39,798
Accounts payable	39,279	7,396
Income taxes payable	(25,058)	50,341
Accrued salaries and other expenses	210,372	238,386
Deferred revenue	99,252	98,004

Net cash flows from operating activities	1,107,573	1,089,835

Cash flows from investing activities:
Purchases of property and equipment	(14,587)	(69,131)
Software development costs	(40,636)	(107,804)

Net cash flows from investing activities	(55,223)	(176,935)

Cash flows from financing activities:
Dividends paid	(667,226)	(667,226)

Net increase in cash and cash equivalents	385,124	245,674
Cash and cash equivalents, beginning of period	2,963,172	2,713,996

Cash and cash equivalents, end of period	$3,348,296	2,959,670

Supplemental disclosures of cash flow items:
Income taxes paid	$490,000	285,000
Non-cash transactions:
Declared dividends payable no later than December 31, 2011	667,226	—
Retirement of shares	—	28,192

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.